Exhibit 10.40

AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENT

THIS AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENT (“Amendment”) is entered into as of March 24, 2014 (the “Effective Date”) by and between Samson Resources Corporation (the “Company”), and                              (the “Grantee”).

WHEREAS, the Company and the Grantee have previously entered into that certain Restricted Stock Award Agreement (2013 Form) (the “2013 Restricted Stock Agreement”) under the 2011 Samson Resources Corporation Stock Incentive Plan, as amended, (the “Plan”), which granted to the Grantee shares of Common Stock of the Company subject to certain restrictions (the “Restricted Stock”) in exchange for the Grantee’s performance of future services for the Company; and

WHEREAS, the Company and the Grantee desire to amend the 2013 Restricted Stock Agreement with respect to vesting; and

WHEREAS, the Compensation Committee of the Company has approved the amendment of the 2013 Restricted Stock Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree that the 2013 Restricted Stock Agreement is hereby amended as follows:

1.	Section 3 is amended and restated to provide as follows:

(a)	So long as the Grantee continues to be employed by the Company or any member of its Company Group through the applicable vesting date, the Restricted Stock shall vest as to 25% of such Restricted Stock on each of April 1, 2015, April 1, 2016, April 1, 2017 and April 1, 2018 (each such date, a “Scheduled Vesting Date”; provided, however, that if the Grantee’s employment is terminated without Cause by the Company Group, then the 25% portion of the Restricted Stock that would have become vested on the next Scheduled Vesting Date if the Grantee had remained employed with Company or any member of its Company Group through such date shall become vested upon such termination. Any Restricted Stock that becomes vested pursuant to this Section 3(a) shall be referred to as “Vested Restricted Stock”.

(b)	Death or Disability. Notwithstanding any of the foregoing, upon a termination of the Grantee’s employment at any time by reason of the Grantee’s death or Disability, then the 25% portion of the Restricted Stock that would have become vested on the next Scheduled Vesting Date if the Grantee had remained employed with the Company or any member of its Company Group through such date shall become vested as of such termination.

(c)	Notwithstanding any of Section 3.1(a) or (b) above, any then-outstanding and unvested Restricted Stock shall become immediately vested as to 100% of the Restricted Stock upon a Change of Control and if Grantee becomes subject to a Severance within two (2) years following a Change of Control. For purposes of this Agreement, a “Severance” shall mean either (a) the involuntary termination of Grantee’s employment by Company other than for Cause upon or after a Change of Control or (b) a voluntary termination of Grantee’s employment for Good Reason after a Change of Control. Grantee shall not be entitled to any benefits for a Severance, including accelerated vesting of any Restricted Stock, if Grantee’s employment is terminated by the Company for Cause.

(d)	Subject to the provisions of Section 3(a), (b) and (c) above, if the Grantee’s employment with the Company or Company Group is terminated for any reason by the Company, Company Group or by the Grantee, any Restricted Stock that has not yet become Vested Restricted Stock shall be forfeited by the Grantee without consideration therefor.

All capitalized terms used in this Amendment shall have the same meaning ascribed to them in the Plan and the Restricted Stock Agreement unless specifically denoted otherwise. Except as specifically amended, as set forth herein, the terms and provisions of the Restricted Stock Agreement remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

SAMSON RESOURCES CORPORATION

By:
	Name:	Randy L. Limbacher
	Title:	President and Chief Executive Officer

GRANTEE

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